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                     January 4, 2023

       Paul Oldham
       Chief Financial Officer
       Advanced Energy Industries, Inc.
       1595 Wynkoop Street, Suite 800
       Denver, Colorado 80202

                                                        Re: Advanced Energy
Industries, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 16,
2022
                                                            File No. 000-26966

       Dear Paul Oldham:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing